Exhibit 99.1

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

BERKELEY, CA - April 27, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2012, including $106.9 million in cash, cash equivalents and marketable securities at March 31, 2012. This compared to $114 million at December 31, 2011. Total cash for the first quarter of 2012 included $8.6 million in milestone payments from Dynavax's collaborative partners.

Total revenues were $2.4 million for the first quarter 2012, an increase over the $1.7 million reported for the first quarter of 2011 due primarily to the recognition of collaboration revenue under the Company's partnership with AstraZeneca.

Total operating expenses of $18.2 million for the first quarter 2012 decreased from the $19.7 million reported for the first quarter of 2011, resulting primarily from the completion of certain clinical activities for HEPLISAV.

Net loss for the first quarter 2012 of $16.5 million improved from the loss of $18.5 million reported for the same period in 2011.

About HEPLISAV

HEPLISAVTM is an investigational adult hepatitis B vaccine. In earlier Phase 3 trials, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as 1018 ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended March 31,
	2012	2011
Revenues:
Collaboration revenue	$ 929	$ 366
Grant revenue	1,087	889
Service and license revenue	334	489
Total revenues	2,350	1,744

Operating expenses:
Research and development	12,405	14,672
General and administrative	5,793	4,754
Amortization of intangible assets	-	245
Total operating expenses	18,198	19,671

Loss from operations	(15,848)	(17,927)

Interest income	52	33
Interest expense	(587)	(490)
Other expense	(122)	(82)

Net loss	$ (16,505)	$ (18,466)

Basic and diluted net loss per share	$ (0.11)	$ (0.16)

Shares used to compute basic and diluted net loss per share	155,431	115,726

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents and marketable securities	$ 106,881	$ 113,961
Property and equipment, net	6,962	6,163
Goodwill	2,498	2,312
Other assets	4,335	11,666
Total assets	$ 120,676	$ 134,102

Liabilities and stockholders' equity
Accounts payable	$ 2,358	$ 2,040
Accrued liabilities	6,932	8,776
Current portion of deferred revenue	3,801	4,210
Non-current portion of deferred revenue	5,849	6,386
Short-term note payable to Holdings	13,357	12,810
Stockholders' equity	88,379	99,880
Total liabilities and stockholders' equity	$ 120,676	$ 134,102

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